Exhibit 10.2

ADMINISTRATIVE

RULES OF THE

COMPENSATION COMMITTEE

OF THE

BOARD OF DIRECTORS

OF

NATIONAL FUEL GAS COMPANY

As amended and restated

effective March 9, 2005

I. MEETINGS

        Each meeting (“Meeting”) of the Compensation Committee (“Committee”) of the Board of Directors of National Fuel Gas Company (“Company”) shall be held as indicated in a notice made in accordance with these rules. Notice of each Meeting, stating the place, date and hour thereof, shall be given to each member of the Committee (“Member”) by mailing written notice not less than five days before the Meeting to each Member, or by telegraphing, telephoning or delivering oral or written notice to each Member personally not less than one day before the Meeting.

        Any one or more Members of the Committee may participate in a Meeting by means of a conference telephone or similar equipment. Participation by such means shall constitute presence in person at a Meeting.

        The Committee may also take action by unanimous written consent.

II. QUORUM AND VOTING; DELEGATION

        At all Meetings, a quorum shall be required for the transaction of business and shall consist of a majority of the entire Committee. The majority vote of the Members at a Meeting at which a quorum is present shall decide any question that may come before the meeting.

        Consistently with limitations imposed by the Plans, the Committee may delegate in these rules or by resolution any or all of its authority to the Chief Executive Officer, to the Secretary and to any other officer of the Company (individually, “Delegate”), so long as the Delegate has no potential conflict of interest which would cause him or her not to exercise his or her good faith independent business judgment in respect of a delegated matter, and so long as such delegation would not result in the requirement under applicable law that the Delegate’s name appear beneath the Committee’s report required to be included in Company filings with the Securities and Exchange Commission. Subject to such limitations, the Committee hereby delegates the power to implement its decisions to appropriate officers of the Company.

III. GRANTS AND AWARDS UNDER THE PLANS

        The following rules and regulations shall apply with respect to grants and awards of stock options, stock appreciation rights (“SARs”) and shares of restricted stock (“Restricted Stock”) under the Company’s 1997 Award and Option Plan (“1997 Plan”) and 1993 Award and Option Plan (“1993 Plan”) (together, the “Plans”). These rules also address other Awards under the Plans.

        Any capitalized term not defined in these rules shall have the same meaning as in the applicable Plan. The following rules are inte

        These rules may be amended by the Committee at any time and from time to time. Except to the extent otherwise specified in the particular Award Notice or at the time these rules are amended, any grant or award under the Plans shall be subject to these rules as in effect on the date of the grant or award.

      A. GENERAL RULES REGARDING AWARDS UNDER THE 1997 AND 1993 PLANS

      1. Making of An Award

        An Award within the meaning of these rules occurs upon the grant by the Committee of any stock option, SAR, Restricted Stock, performance unit, performance share or other incentive award. An Award Notice within the meaning of these rules means a written notice from the Company to a Participant that sets forth the terms and conditions of an Award in addition to those established in the applicable Plan and by the Committee’s exercise of its administrative powers.

      2. Contemporaneous Awards

        An Award of one type granted contemporaneously with an Award of any other type shall be treated as having been granted in combination, and not in the alternative, with the Award of the other type.

      3. Stock-based Awards

         a.        Source. Stock-based Awards, to the extent actually paid in Common Stock, shall reduce treasury shares first and thereafter authorized but unissued shares.

         b.        Cash Dividends and Cash Dividend Equivalents.

            (i) Stock-Based Awards Other Than Restricted Stock. No stock-based Award carries with it the entitlement to receive cash dividends or cash dividend equivalents until such stock-based Award is exercised (in the case of a stock option) or earned. If a stock-based Award is exercised or earned prior to or on the record date for determination of stockholders entitled to receive a cash dividend, then such stock-based Award or the securities resulting from the exercise thereof, as the case may be, shall be entitled to receive such cash dividend.

            (ii) Restricted Stock Awards. Notwithstanding clause (i) of this paragraph (b) or §26 of the 1993 Plan or the 1997 Plan, dividends shall be payable with respect to each outstanding Award of Restricted Stock whether or not the restrictions in such Award have been satisfied or have lapsed.

         c.        Payment. Payment of stock-based Awards (other than SARs and performance shares, which shall be paid in cash) shall be made with Common Stock.

      4. Withholding Taxes

        At the time a Participant is taxable with respect to Options, SARs or Restricted Stock granted under the Plans, or the exercise or surrender of the same, the Company shall have the right to withhold from amounts payable to the Participant under the Plan or from other compensation payable to the Participant in its sole discretion, or require the Participant to pay to it, an amount sufficient to satisfy all federal, state and/or local withholding tax requirements. A Participant may pay, in whole or in part, such tax withholding amounts by requesting that the Company withhold such amounts of taxes from the amounts owed to the Participant or by delivering as payment to the Company, shares of Common Stock having a Fair Market Value less than or equal to the amount of such required withholding taxes (with the remainder payable in cash).

      5. Deferral of Payment

        The Committee intends to permit Participants to elect, at any time prior to one year before the date of exercise, to defer the receipt of payment of Awards that are payable in cash; provided, however, that (1) under the then applicable income tax rules the Participant is not in constructive receipt of, and subject to income tax on, the payment prior to its actual receipt, (2) such deferral does not result in any of the Plans being subject to the Employee Retirement Income Security Act of 1974, as amended, and (3) if the Participant is an Executive Officer (i.e., is subject to Section 16 of the Securities Exchange Act of 1934, including a retired officer who is, at the relevant time, a director), such election shall comply with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as then in effect.

      B. STOCK OPTIONS UNDER THE 1997 AND 1993 PLANS

      1. Designation

        The Award Notice setting forth the terms and conditions of a grant of a stock option shall indicate the applicable Plan under which the stock option is granted and whether the stock option is an incentive stock option (within the meaning of Section 422 of the Code, an “ISO”) or a non-qualified stock option (“NSO”). The Committee hereby delegates to the President and Chief Executive Officer of the Company the authority to prepare, execute and deliver Award Notices consistent with actions taken by the Committee. The Committee hereby directs that any action taken by the Committee granting stock options without specifying whether the stock options are ISOs be interpreted as follows:

            a.        an award of stock options to a Participant who is younger than 60 on the grant date shall be deemed to be an award of ISOs to the maximum extent permitted in accordance with Section 422 of the Internal Revenue Code, with the remainder awarded as NSOs; and

            b.        an award of stock options to a Participant who is 60 or older on the grant date shall be deemed to be awards of NSOs only.

      2. Price

        The price at which Common Stock may be purchased upon exercise of a stock option (the “exercise price”) shall be the Fair Market Value of the Common Stock on the date of the Award.

      3. Exercise Period/Duration

    a.        Non-Qualified Stock Options Under the 1997 and 1993 Plans. A non-qualified stock option granted under the 1997 Plan or the 1993 Plan first may be exercised twelve months after the date of grant, or, if earlier, on the date of the optionee’s death.

    b.        Incentive Stock Options Under the 1997 and 1993 Plans. An incentive stock option granted under the 1997 Plan or the 1993 Plan first may be exercised twelve months after the date of grant, or, if earlier, on the date of the optionee’s death.

      4. Death or Other Termination of Employment

    a.        Definitions. For purposes of these rules, the following terms shall have the following meanings:

    (i)        “Disability” shall mean that the Participant is eligible to receive disability benefits under Article 3 of The National Fuel Gas Company Retirement Plan (“Retirement Plan”), as from time to time amended.

    (ii)        “Principal Subsidiary” shall mean a Subsidiary that has a net income of at least $5,000,000 as of the end of the most recent fiscal year.

    (iii)        “Retirement” shall mean that the Participant has commenced receiving retirement benefits under the Retirement Plan at or after attaining age 65.

    (iv)        “Subsidiary” shall mean a corporation or other business entity in which the Company directly or indirectly has an ownership interest of eighty percent (80%) or more.

    b.        Non-Qualified Stock Options Under the 1997 and 1993 Plans. With respect to the President and Chief Executive Officer of the Company and the Presidents of each Principal Subsidiary, if termination of employment occurs by reason of death, Disability or Retirement, each non-qualified option awarded under the 1997 Plan or the 1993 Plan shall remain exercisable for the balance of its unexpired term. If termination occurs by reason of discharge by the Company for cause or voluntary resignation of the Participant prior to age 60, each such non-qualified option shall lapse unless extended by the Committee in its discretion. If termination of any such officer occurs for any other reason, each such non-qualified option shall remain exercisable for five years from such termination (or in the case of non-qualified options awarded under the 1997 Plan, such greater period as the Committee deems appropriate) or the balance of its unexpired term, whichever is less.

        For all other Participants, if termination of employment occurs by reason of death, Disability or retirement at or after age 60, each non-qualified option awarded under the 1997 Plan or the 1993 Plan shall remain exercisable for five years from such termination or the balance of its unexpired term, whichever is less. If termination occurs for any other reason, each such non-qualified option shall lapse unless extended by the Committee in its discretion.

    c.        Incentive Stock Options Under the 1997 and 1993 Plans. Pursuant to §16(a) of the 1997 Plan and the 1993 Plan, the Committee hereby establishes that, with respect to an incentive stock option granted under the 1997 Plan or the 1993 Plan which has not theretofore expired, upon termination of employment by reason of the optionee’s Disability, the optionee may within one year after the date of termination of employment, exercise all or part of the incentive stock option which the optionee was entitled to exercise on the date of termination of employment.

    d.        Extension of Incentive Stock Options Under the 1997 and 1993 Plans.

Pursuant to the last paragraph of §16(b) of the 1997 Plan and the 1993 Plan, the Committee hereby determines that:

    (i)        With respect to the President and Chief Executive Officer of the Company and the Presidents of each Principal Subsidiary, if termination of employment occurs by reason of death, Disability or Retirement, another officer of the Company shall, within thirty days of such termination, offer in writing to extend the period during which any incentive stock option granted to such optionee under the 1997 Plan or the 1993 Plan may be exercised to the date on which the incentive stock option would have otherwise expired absent such termination of employment.

If termination of any such officer’s employment occurs for any other reason, another officer of the Company, if the Committee so authorizes, shall, within thirty days of such termination, offer in writing to extend the period during which any incentive stock option granted to such optionee may be exercised to the date specified in the offer, which shall not be later than the date on which the incentive stock option would have otherwise expired absent such termination of employment;

    (ii)        With respect to all Participants other than the President and Chief Executive Officer of the Company and the Presidents of each Principal Subsidiary, if termination of employment occurs by reason of death, Disability or Retirement, an officer of the Company other than such Participant shall, within thirty days of such termination, offer in writing to extend the period during which any incentive stock option granted to such optionee under the 1997 Plan or the 1993 Plan may be exercised, to the date which is the earlier of five years from such termination or the balance of the unexpired term of such incentive stock option.

If termination of such Participant’s employment occurs for any other reason, an officer of the Company other than such Participant, if the Committee so authorizes, shall, within thirty days of such termination, offer to extend the period during which any incentive stock option granted to such optionee may be exercised to the date specified in the offer, which shall not be later than the earlier of five years from such termination of employment or the date on which the incentive stock option would have otherwise expired absent such termination of employment.

        The written offer shall notify the optionee, or the optionee’s estate or the person to whom the optionee’s rights under the incentive stock option are transferred by will or the laws of descent and distribution, of the right to accept the offer by consenting to the extension, in writing, within thirty days of the offer. If such consent is timely received the incentive stock option may be exercised during the period specified in the offer, but not later than the expiration of the exercise period specified in the Award Notice.

      5. Mechanics of Exercise

        To exercise a stock option, the Participant shall provide a signed exercise notice to an appropriate officer or other designee of the Company, which notice shall indicate which options are being exercised, how the exercise price is to be paid and any other appropriate information. Appropriate delivery of a signed notice of exercise binds the Participant to pay the exercise price. Part IV of these Rules contains procedures for exercising stock options.

      6. Reload Options

        No optionee shall be issued a new stock option automatically upon exercise of a stock option. However, if the Award Notice provides for the issuance of such new stock option, the new stock option shall have an option price equal to the Fair Market Value of the Common Stock on the date the new stock option is issued and shall otherwise be subject, as nearly as possible, to the same terms and conditions as the exercised stock option.

      C. SARs UNDER THE 1997 PLAN

        All outstanding SARs granted under the 1997 Plan are Independent SARs as described in the Plan. The Plan has been amended to eliminate future awards of SARs.

        The base price of an Independent SAR shall be the Fair Market Value of the Common Stock on the date of the grant of the Independent SAR, and shall otherwise be subject to the terms and conditions imposed by the Award Notice upon the Independent SAR, by the 1997 Plan, and by these Rules upon non-qualified stock options. An Independent SAR shall be outstanding and exercisable during the entire exercise period otherwise applicable to a non-qualified stock option granted on the same day as the Independent SAR (as adjusted in accordance with paragraph III.B.4 above in the event of death or other termination of employment).

        To exercise a SAR, the Participant shall deliver a signed exercise notice to an appropriate officer or other designee of the Company, which notice shall indicate which SARs are being exercised, and any other appropriate information. The Committee hereby delegates to appropriate officers of the Company the authority to establish and revise appropriate procedures with respect to the exercise of SARs.

      D. RESTRICTED STOCK UNDER THE 1997 AND 1993 PLANS

      1. Restrictions on Transferability; Vesting

        The restrictions on transferability and vesting and all other terms and conditions of Restricted Stock granted under the 1997 and 1993 Plans shall be specified in the Award Notice. All shares of Restricted Stock shall be subject to the Participant’s continued employment with the Company or a Subsidiary until vesting. The Committee may accelerate the vesting of Restricted Stock on its own motion as it deems appropriate and in the best interests of the Company.

      2. Mechanics of Grant

        The Committee hereby delegates to appropriate officers of the Company the authority to establish and revise appropriate procedures with respect to the issuance of certificates representing Restricted Stock and the payment of dividends thereon.

      E. PERFORMANCE UNITS AND PERFORMANCE SHARES UNDER THE 1997 PLAN

        The performance period and performance objectives of a performance unit or performance share granted under the 1997 Plan shall be specified in the Award Notice.

        The Committee shall consider any written submission from a Participant, regarding revision of the performance period and/or performance objectives of an Award on the basis of events which may have been unforeseen by the Committee, or circumstances which have changed since the Award, and may consider such matters on its own motion. Upon such consideration, the Committee shall revise such performance period and/or performance objectives when such revision is determined to be in the best interests of the Company and consistent with the purposes of the 1997 Plan or the 1993 Plan.

IV. PROCEDURES FOR EXERCISING STOCK OPTIONS

      A. AUTHORITY AND SCOPE

        Notwithstanding any provision of any award letter issued before 1998, these are the exercise procedures for Incentive Stock Options (“ISOs”) and Non-Qualified Stock Options (“NSOs”) issued under the 1993 Plan, the 1997 Plan, and (unless the Compensation Committee specifically orders otherwise) any other compensation plan which in the future is adopted by the Company.

      B. NOTICE OF EXERCISE

      1. Form and Delivery

        A Participant holding options granted under any of the Plans elects to exercise options by delivering (by personal delivery or fax) to the office of the Company’s Secretary or Assistant Secretary a Notice of Exercise. A Notice of Exercise is a writing signed by the Participant indicating that the Participant thereby elects to exercise options identified in the Notice (including the quantity and exercise price), and describing the method by which the Participant will pay the exercise price. Appropriate delivery of a Notice of Exercise binds the Participant to pay the exercise price. An optional form of Notice of Exercise is attached to these Rules (see Exhibit A).

      2. Exercise Date

        The effective date of a Notice of Exercise is the "Exercise Date". An exercise will be effective as of the date the Notice of Exercise is received by the office of the Secretary or Assistant Secretary; provided, however, that:

(i) a Notice of Exercise received on a business day before trading opens that day on the New York Stock Exchange may validly designate the Exercise Date to be the preceding business day; and

(ii) a Notice of Exercise may validly designate the Exercise Date to be any date later than the date the Notice of Exercise is received.

    (iii)        if the exercise is accomplished through a “cashless exercise” as described in Section IV (C)(4) below, the Exercise Date shall be the date the broker sells Company stock into the market regarding that exercise.

      C. Payment of Exercise Price

      1. Cash Payment

        To pay the exercise price in cash, a Participant must deliver to the Secretary or Assistant Secretary payment in full, in cash or by check payable in immediately available U.S. funds to the Company, within three business days after the Exercise Date (except as additional time may be allowed under Section IV (C)(3) below). Payment of the exercise price may be partly in cash and partly in Company stock as described in Section IV (C)(2) below, or may be accomplished through a “cashless exercise” as described in Section IV (C)(4) below.

      2. Payment with Existing Company Stock

        Until January 1, 2006, the exercise price of a stock option cannot be paid with Company stock that was both (i) issued later than six months before the date of the exercise, and (ii) issued as a result of a stock option exercise. To pay the exercise price in shares of Company stock already owned by a Participant, the Participant must surrender to the Company shares having a total Market Value (as of the Exercise Date) of at least the total exercise price, or pay any shortfall in cash. The Participant must, within three business days after the Exercise Date (except as additional time may be allowed under Section IV (C)(3) below) do one or both of the following:

a.	regarding shares in the Company’s Direct Registration System, comply with the Company’s procedures (including signature guarantee requirements) for transferring book-entry shares to the Company; or

b.	regarding shares that are evidenced by a paper stock certificate, deliver the certificate to the Secretary or Assistant Secretary. Each certificate delivered must have a guaranteed signature either on the back or on a stock power to be attached. Recommended procedure for mailing certificates is to mail the certificate and signed stock power separately.

      3. Additional Time to Pay Exercise Price

        If, at any time the Participant’s payment of the exercise price would otherwise be required pursuant to Section IV (C)(1) or (2) above, a Participant is either

               a.        traveling away from his or her usual place of Company employment, or

               b.        “disabled”, as defined in the applicable Plan or these Administrative Rules,

        then the Participant may pay the exercise price on or before the first business day after the Participant’s return to his or her usual place of NFG employment, but no later than the tenth business day after the Exercise Date. However, the President, Chief Executive Officer, or Treasurer of the Company shall have the authority to grant such additional time to pay the exercise price as is reasonably necessary to accommodate the travel or disability of the Participant.

      4. Cashless Exercise

        The broker-assisted method of exercising options described in this Section IV (C)(4) (“cashless exercise”) requires no cash outlay by the Participant. A Participant wishing to do a cashless exercise must first establish a trading account with a registered securities broker-dealer. Establishing that trading account will likely include the Participant’s commitment to pay the broker as described in their agreement. Upon request by a Participant, the Secretary or Assistant Secretary will provide information that may help the Participant find a broker who has previously done cashless exercises with the Company and/or may be willing to do so at a discounted commission rate. The Participant must provide the Secretary or Assistant Secretary with the Participant’s broker’s name, firm, address, telephone and fax numbers.

        To do a cashless exercise, the Participant must deliver a Notice of Exercise as described in Section IV (B)(1), and notify the Participant’s broker to proceed with the exercise. The Participant’s broker will sell Company stock for the Participant’s account and pay to the Company the exercise price, plus any necessary tax withholding. The Company will have share certificates delivered to the Participant’s broker within three business days after the Exercise Date, unless the Company elects to retain the certificates pending receipt of the exercise price. The Participant will be required to pay the Participant’s broker according to the agreement between them, typically a few days’ interest on the exercise price plus a commission on the shares sold.